151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS THIRD-QUARTER 2014 RESULTS

•	Third-quarter 2014 operating earnings per share (1) $1.79

•	Net income (2) per share $1.67

•	Medical membership increased in the third quarter of 2014 and totaled approximately 23.6 million at September 30, 2014, a sequential increase of 470,000 members

•	Third-quarter 2014 operating revenue (3) was $14.7 billion, a 13 percent increase over the corresponding period in 2013

•	Aetna now projects full-year 2014 operating earnings per share of $6.60 to $6.70 (4)

HARTFORD, Conn., October 28, 2014 - Aetna (NYSE: AET) announced third-quarter 2014 operating earnings (1) of $638.6 million, or $1.79 per share, a per-share increase of 11 percent over the third quarter of 2013. Net income (2) for the third quarter of 2014 was $594.5 million, or $1.67 per share. Net income for the third quarter includes $0.12 per share of net charges, which are detailed in the Summary of Results table.

Third-Quarter Financial Results at a Glance

(Millions, except per share results)	2014	2013	Change
Operating revenue (3)	$14,699.5	$12,994.2	13%
Total revenue	14,727.8	13,035.6	13%
Operating earnings (1)	638.6	604.3	6%
Net income (2)	594.5	518.6	15%

Per share results:
Operating earnings (1)	$1.79	$1.61	11%
Net income (2)	1.67	1.38	21%

Weighted average common shares - diluted	356.8	375.2

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“Aetna reported solid third-quarter results, including our 10th consecutive quarter of membership growth, record quarterly operating revenues, and continued high single-digit pretax operating margin,” said Mark T. Bertolini, Aetna chairman, CEO and president. “These results are a testament to the power of our strategy and the strength of our diversified business portfolio.

“We remain confident in our ability to execute our business strategy and in our ability to produce strong overall business performance. Based on our year-to-date results, we are again raising our projection for full-year 2014 operating earnings per share to a range of $6.60 to $6.70 from our previous projection of $6.45 to $6.60 per share.”

“We are pleased with the strength of our third-quarter operating results, including excellent performance in our Government business, which now represents more than 40 percent of our health premiums,” said Shawn M. Guertin, Aetna executive vice president and CFO. “Additionally, we continue to make progress on the integration of Coventry, and now project 2014 operating earnings accretion of $0.60 per share, at the high end of our previous $0.55 to $0.60 range."

Total company results

•
Operating earnings (1) were $638.6 million for the third quarter of 2014 compared with $604.3 million for the third quarter of 2013. The increase in operating earnings is primarily due to higher underwriting margins in Aetna's Health Care and Group Insurance businesses partially offset by increased investment spend to support growth, primarily in Aetna's Government business.

•
Operating revenues (3) for the third quarter of 2014 were $14.7 billion compared with $13.0 billion for the third quarter of 2013. The 13 percent increase in operating revenues is primarily the result of membership growth in Aetna's Health Care businesses and the effects of pricing actions designed to recover the fees and taxes mandated by health care reform. Total revenue was $14.7 billion and $13.0 billion for the third quarters of 2014 and 2013, respectively.

•
Operating expenses (1) were $2.7 billion for the third quarter of 2014. The operating expense ratio (5) was 18.2 percent and 17.3 percent for the third quarters of 2014 and 2013, respectively. The operating expense ratio increased primarily as a result of the inclusion of fees mandated by health care reform and increased investment spend to support growth, primarily in Aetna's Government business, partially offset by improvement

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from the operating revenue growth described above and continued execution of Aetna's expense initiatives, including execution on the Coventry-related cost synergies. The total company expense ratio was 18.4 percent and 17.7 percent for the third quarters of 2014 and 2013, respectively.

•
Pretax operating margin (6) was 7.8 percent for the third quarter of 2014 compared with 7.9 percent for the third quarter of 2013. Pretax operating margins were relatively flat as a higher percentage of Aetna's 2014 operating revenue was derived from the lower margin Government business and 2014 public exchange membership, partially offset by pricing actions designed to recover the income tax effects of the non-deductible health insurer fee mandated by health care reform. For both the third quarters of 2014 and 2013, the after-tax net income margin was 4.0 percent.

•
Effective tax rate for the third quarter of 2014 was 40 percent compared with 36 percent for the third quarter of 2013. The increase in the effective tax rate is primarily driven by the non-deductibility of the health insurer fee mandated by health care reform.

•	Share repurchases totaled 3.2 million shares at a cost of $255 million for the third quarter of 2014.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) of $625.6 million for the third quarter of 2014 compared with $627.5 million for the third quarter of 2013. Operating earnings were relatively flat in the third quarter of 2014 when compared to the third quarter of 2013 primarily as a result of higher underwriting margins in both the Government and Commercial businesses more than offset by increased investment spend to support growth, primarily in the Government business.

•	Net income (2) was $576.7 million for the third quarter of 2014 compared with $549.1 million for the third quarter of 2013.

•
Operating revenues (3) of $14.0 billion for the third quarter of 2014 compared with $12.3 billion for the third quarter of 2013. The 14 percent increase is due primarily to membership growth in both of Aetna's Government and Commercial businesses, as well as the effects of pricing actions designed to recover the fees and taxes mandated by health care reform. Total revenue was $14.0 billion and $12.3 billion for the third quarters of 2014 and 2013, respectively.

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•	Sequentially, third-quarter 2014 medical membership increased by 470,000 due to growth in Aetna's Commercial ASC and Government products.

•	Medical benefit ratios (MBRs) for the three and nine months ended September 30, 2014 and 2013 were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Commercial	81.0%	80.5%	79.6%	79.5%
Government (7)	84.0%	87.0%	85.1%	87.7%
Health Care	82.3%	83.1%	81.9%	82.6%

Aetna's third-quarter 2014 Commercial MBR increased over the prior year's MBR primarily as a result of medical cost performance in the smaller middle-market business, costs associated with new hepatitis C treatments, and performance in the individual business, which reflects the impact of programs mandated by health care reform in 2014. This result was partially offset by higher premiums driven in part by pricing actions designed to recover the fees and taxes mandated by health care reform. Aetna's third-quarter 2014 Government MBR improved over the prior year's MBR primarily from actions impacting revenue and medical costs designed to solve for the gap between Medicare premiums and medical costs and other expenses, including the health insurer fee, and increased favorable development of prior-period health care cost estimates in 2014.

•	In the third quarter of 2014, we experienced favorable development of prior-period health care cost estimates in each of our core products, primarily attributable to second quarter 2014 performance.

•
Prior-years' health care costs payable estimates developed favorably by $549.2 million and $396.4 million during the first nine months of 2014 and 2013, respectively. The May 7, 2013, acquisition of Coventry significantly impacts the year-over-year comparability of prior years' development. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in Aetna's annual audited financial statements and does not directly correspond to an increase in 2014 operating results.

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Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Operating earnings (1) of $47.9 million for the third quarter of 2014 compared with $20.5 million for the third quarter of 2013, primarily due to higher underwriting margins, reflecting improved experience in Aetna's Life products.

•	Net income (2) of $52.6 million for the third quarter of 2014 compared with $17.2 million for the third quarter of 2013.

•
Operating revenues (3) of $621.4 million for the third quarter of 2014, an 8 percent increase over $577.7 million for the third quarter of 2013. Total revenue was $628.7 million in the third quarter of 2014 and $573.7 million in the third quarter of 2013.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings (1) of $4.9 million for the third quarter of 2014 compared with $6.2 million for the third quarter of 2013.

•	Net income (2) of $5.0 million for the third quarter of 2014 compared with $2.4 million for the third quarter of 2013.

•
Operating revenues (3) of $86.3 million for the third quarter of 2014 compared with $113.7 million for the third quarter of 2013, primarily as a result of the discontinuance of certain services under an existing customer contract in 2014. Total revenue was $86.5 million in the third quarter of 2014 compared with $162.1 million in the third quarter of 2013. Third-quarter 2013 total revenue includes $54.1 million of group annuity contract conversion premium related to the conversion of an existing Large Case Pensions group annuity contract from a participating to a non-participating contract. The discontinuance of certain services under an existing customer contract in 2014 and contract conversion in 2013 collectively also resulted in a corresponding reduction in total benefits and expenses for the third quarter of 2014.

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Aetna's conference call to discuss third-quarter 2014 results will begin at 8:00 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-877-879-6184 or +1-719-325-4920 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 6861605. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 6861605. Telephone replays will be available until 11 p.m. ET on November 11, 2014.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 46 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @aetna

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Consolidated Statements of Income

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2014	2013	2014	2013
Revenue:
Health care premiums	$12,588.4	$11,025.2	$36,916.2	$28,512.3
Other premiums	538.8	525.9	1,652.1	1,561.5
Group annuity contract conversion premium	—	54.1	—	54.1
Fees and other revenue	1,337.7	1,233.1	3,876.0	3,326.1
Net investment income	234.6	210.0	707.1	670.1
Net realized capital gains (losses)	28.3	(12.7)	80.6	(12.2)
Total revenue	14,727.8	13,035.6	43,232.0	34,111.9

Benefits and expenses:
Health care costs	10,354.5	9,161.9	30,245.6	23,548.3
Current and future benefits	521.6	557.0	1,625.9	1,655.4
Benefit expense on group annuity contract conversion	—	54.1	—	54.1
Operating expenses:
Selling expenses	422.3	353.9	1,238.1	983.3
General and administrative expenses	2,292.4	1,950.6	6,528.2	5,154.8
Total operating expenses	2,714.7	2,304.5	7,766.3	6,138.1
Interest expense	80.6	86.1	247.5	247.4
Amortization of other acquired intangible assets	59.5	65.3	183.6	149.5
Loss on early extinguishment of long-term debt	—	—	91.9	—
Reduction of reserve for anticipated future losses on
discontinued products	—	—	—	(86.0)
Total benefits and expenses	13,730.9	12,228.9	40,160.8	31,706.8

Income before income taxes	996.9	806.7	3,071.2	2,405.1
Income taxes	398.1	287.7	1,255.8	862.0
Net income including non-controlling interests	598.8	519.0	1,815.4	1,543.1
Less: Net income (loss) attributable to non-controlling interests	4.3	.4	6.6	(1.6)
Net income attributable to Aetna	$594.5	$518.6	$1,808.8	$1,544.7

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Summary of Results

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2014	2013	2014	2013
Operating earnings (1)	$638.6	$604.3	$1,970.6	$1,703.4
Transaction and integration-related costs, net of tax	(23.7)	(34.6)	(101.9)	(140.6)
Loss on early extinguishment of long-term debt, net of tax	—	—	(59.7)	—
Release of litigation-related reserve, net of tax	—	—	67.0	—
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	—	55.9
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	—	32.1
Amortization of other acquired intangible assets, net of tax	(38.7)	(42.5)	(119.4)	(97.2)
Net realized capital gains (losses), net of tax	18.3	(8.6)	52.2	(8.9)
Net income (2) (GAAP measure)	$594.5	$518.6	$1,808.8	$1,544.7

Weighted average common shares - basic	353.2	371.1	357.2	351.8

Weighted average common shares - diluted	356.8	375.2	360.7	355.5

Per Common Share
Operating earnings (1)	$1.79	$1.61	$5.46	$4.79
Transaction and integration-related costs, net of tax	(.06)	(.09)	(.28)	(.40)
Loss on early extinguishment of long-term debt, net of tax	—	—	(.17)	—
Release of litigation-related reserve, net of tax	—	—	.19	—
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	—	.16
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	—	.09
Amortization of other acquired intangible assets, net of tax	(.11)	(.11)	(.33)	(.27)
Net realized capital gains (losses), net of tax	.05	(.03)	.14	(.02)
Net income (2) (GAAP measure)	$1.67	$1.38	$5.01	$4.35

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Segment Information (8)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2014	2013	2014	2013
Health Care:
Operating revenue (3) (excludes net realized capital gains
(losses) and an other item)	$13,991.8	$12,302.8	$40,976.1	$31,968.2
Interest income on proceeds of transaction-related debt	—	—	—	2.5
Net realized capital gains (losses)	20.8	(3.0)	68.1	(.5)
Total revenue (GAAP measure)	$14,012.6	$12,299.8	$41,044.2	$31,970.2

Commercial Medical Benefit Ratio:
Premiums	$7,268.9	$6,553.6	$21,279.0	$17,835.6
Health care costs	$5,886.8	$5,272.9	$16,941.5	$14,185.5

Commercial MBR (GAAP measure)	81.0%	80.5%	79.6%	79.5%

Government Medical Benefit Ratio:
Premiums	$5,319.5	$4,471.6	$15,637.2	$10,676.7
Health care costs	$4,467.7	$3,889.0	$13,304.1	$9,362.8

Government MBR (7) (GAAP measure)	84.0%	87.0%	85.1%	87.7%

Total Medical Benefit Ratio:
Premiums	$12,588.4	$11,025.2	$36,916.2	$28,512.3
Health care costs	$10,354.5	$9,161.9	$30,245.6	$23,548.3

Total MBR (GAAP measure)	82.3%	83.1%	81.9%	82.6%

Operating earnings (1)	$625.6	$627.5	$1,928.9	$1,732.8
Transaction and integration-related costs, net of tax	(23.7)	(34.4)	(101.9)	(126.4)
Release of litigation-related reserve, net of tax	—	—	67.0	—
Amortization of other acquired intangible assets, net of tax	(38.6)	(41.7)	(118.6)	(95.0)
Net realized capital gains (losses), net of tax	13.4	(2.3)	44.1	(1.3)
Net income (2) (GAAP measure)	$576.7	$549.1	$1,819.5	$1,510.1

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Segment Information continued (8)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2014	2013	2014	2013
Group Insurance:
Operating revenue (3) (excludes net realized capital gains
(losses) and an other item)	$621.4	$577.7	$1,859.8	$1,741.4
Gain on sale of reinsurance recoverable	—	—	—	7.2
Net realized capital gains (losses)	7.3	(4.0)	11.5	(1.0)
Total revenue (GAAP measure)	$628.7	$573.7	$1,871.3	$1,747.6

Operating earnings (1)	$47.9	$20.5	$149.7	$83.0
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	—	32.1
Amortization of other acquired intangible assets, net of tax	(.1)	(.8)	(.8)	(2.2)
Net realized capital gains (losses), net of tax	4.8	(2.5)	7.5	(.6)
Net income (2) (GAAP measure)	$52.6	$17.2	$156.4	$112.3

Large Case Pensions:
Operating revenue (3) (excludes net realized capital gains
(losses) and an other item)	$86.3	$113.7	$315.5	$350.7
Group annuity contract conversion premium	—	54.1	—	54.1
Net realized capital gains (losses)	.2	(5.7)	1.0	(10.7)
Total revenue (GAAP measure)	$86.5	$162.1	$316.5	$394.1

Operating earnings (1)	$4.9	$6.2	$15.1	$16.2
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	—	55.9
Net realized capital gains (losses), net of tax	.1	(3.8)	.6	(7.0)
Net income (2) (GAAP measure)	$5.0	$2.4	$15.7	$65.1

Corporate Financing: (9)
Operating loss (1)	$(39.8)	$(49.9)	$(123.1)	$(128.6)
Transaction and integration-related costs, net of tax	—	(.2)	—	(14.2)
Loss on early extinguishment of long-term debt, net of tax	—	—	(59.7)	—
Net loss (GAAP measure)	$(39.8)	$(50.1)	$(182.8)	$(142.8)

Total Company:
Operating revenue (3) (excludes net realized capital gains (losses)
and other items) (A)	$14,699.5	$12,994.2	$43,151.4	$34,060.3
Group annuity contract conversion premium	—	54.1	—	54.1
Interest income on proceeds of transaction-related debt	—	—	—	2.5
Gain on sale of reinsurance recoverable	—	—	—	7.2
Net realized capital gains (losses)	28.3	(12.7)	80.6	(12.2)
Total revenue (GAAP measure) (B)	$14,727.8	$13,035.6	$43,232.0	$34,111.9

Operating expenses (C)	$2,679.4	$2,253.3	$7,714.5	$6,008.9
Transaction and integration-related costs	35.3	51.2	154.8	171.4
Release of litigation-related reserve	—	—	(103.0)	—
Reversal of allowance on reinsurance recoverable	—	—	—	(42.2)
Total operating expenses (GAAP measure) (D)	$2,714.7	$2,304.5	$7,766.3	$6,138.1

Operating Expense Ratios:
Operating expense ratio (5) (C)/(A)	18.2%	17.3%	17.9%	17.6%
Total company expense ratio (D)/(B) (GAAP measure)	18.4%	17.7%	18.0%	18.0%

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Membership

	September 30,	June 30,	December 31,	September 30,
(Thousands)	2014	2014	2013	2013
Medical Membership:
Commercial	19,893	19,503	18,821	18,764
Medicare Advantage	1,135	1,113	968	961
Medicare Supplement	448	434	386	363
Medicaid	2,098	2,054	2,015	2,064
Total Medical Membership	23,574	23,104	22,190	22,152

Consumer-Directed Health Plans (10)	3,793	3,566	3,254	3,307

Dental Membership:
Total Dental Membership	15,363	14,439	14,145	14,215

Pharmacy Benefit Management Membership:
Commercial	10,835	10,840	10,191	10,124
Medicare Prescription Drug Plan (stand-alone)	1,590	1,609	2,166	2,139
Medicare Advantage Prescription Drug Plan	750	735	588	582
Medicaid	2,231	2,105	1,214	1,244
Total Pharmacy Benefit Management Services	15,406	15,289	14,159	14,089

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Operating Margins

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2014	2013	2014	2013
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest
expense (A)	$1,144.0	$1,022.0	$3,565.4	$2,847.7
Interest expense *	(80.6)	(86.1)	(247.5)	(226.7)
Transaction and integration-related costs	(35.3)	(51.2)	(154.8)	(189.6)
Loss on early extinguishment of long-term debt	—	—	(91.9)	—
Release of litigation-related reserve	—	—	103.0	—
Reduction of reserve for anticipated future losses on
discontinued products	—	—	—	86.0
Reversal of allowance and gain on sale
of reinsurance recoverable	—	—	—	49.4
Amortization of other acquired intangible assets	(59.5)	(65.3)	(183.6)	(149.5)
Net realized capital gains (losses)	28.3	(12.7)	80.6	(12.2)
Income before income taxes (GAAP measure)	$996.9	$806.7	$3,071.2	$2,405.1

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense, net of tax	$691.0	$660.3	$2,131.5	$1,850.8
Interest expense, net of tax *	(52.4)	(56.0)	(160.9)	(147.4)
Transaction and integration-related costs, net of tax	(23.7)	(34.6)	(101.9)	(140.6)
Loss on early extinguishment of long-term debt, net of tax	—	—	(59.7)	—
Release of litigation-related reserve, net of tax	—	—	67.0	—
Reduction of reserve for anticipated future losses on
discontinued products, net of tax	—	—	—	55.9
Reversal of allowance and gain on sale of reinsurance
recoverable, net of tax	—	—	—	32.1
Amortization of other acquired intangible assets, net of tax	(38.7)	(42.5)	(119.4)	(97.2)
Net realized capital gains (losses), net of tax	18.3	(8.6)	52.2	(8.9)
Net income (2) (GAAP measure) (B)	$594.5	$518.6	$1,808.8	$1,544.7

Reconciliation of Revenue:
Operating revenue (3) (excludes net realized capital gains (losses)
and other items) (C)	$14,699.5	$12,994.2	$43,151.4	$34,060.3
Group annuity contract conversion premium	—	54.1	—	54.1
Interest income on proceeds of transaction-related debt	—	—	—	2.5
Gain on sale of reinsurance recoverable	—	—	—	7.2
Net realized capital gains (losses)	28.3	(12.7)	80.6	(12.2)
Total revenue (GAAP measure) (D)	$14,727.8	$13,035.6	$43,232.0	$34,111.9

Operating and Net Income Margins:
Pretax operating margin (6) (A)/(C)	7.8%	7.9%	8.3%	8.4%
After-tax net income margin (B)/(D) (GAAP measure)	4.0%	4.0%	4.2%	4.5%

*
Interest expense of $147.4 million ($226.7 million pretax) for the nine months ended September 30, 2013 excludes the negative cost of carry on transaction-related debt, which was issued in connection with the acquisition of Coventry Health Care, Inc. ("Coventry"). Those costs are presented within transaction and integration-related costs prior to the closing of the acquisition of Coventry, which occurred on May 7, 2013 (the "Acquisition Date"). After the Acquisition Date, the interest expense associated with the transaction-related debt is included in interest expense.

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(1) Operating earnings and operating earnings per share exclude from net income attributable to Aetna and operating expenses and operating revenues exclude, as applicable, amortization of other acquired intangible assets, net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. Although the excluded items may recur, management believes that operating earnings, operating earnings per share, operating revenues, operating expenses and the operating expense ratio provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and the allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Non-GAAP financial measures Aetna discloses, such as operating earnings, operating earnings per share, operating revenues, operating expenses, pretax operating margin and the operating expense ratio, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

For the periods covered in this press release, the following items are excluded from operating earnings, operating expenses and operating revenues, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
Aetna incurred transaction and integration-related costs of $23.7 million ($35.3 million pretax) and $101.9 million ($154.8 million pretax) during the three and nine months ended September 30, 2014, respectively, related to the acquisitions of Coventry and the InterGlobal group (“InterGlobal”), and $34.6 million ($51.2 million pretax) and $140.6 million ($189.6 million pretax) during the three and nine months ended September 30, 2013, respectively, related to the acquisition of Coventry. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses. Transaction costs also include transaction-related payments as well as expenses related to the negative cost of carry associated with the permanent financing that Aetna obtained in November 2012 for the Coventry acquisition. Prior to the Acquisition Date, the negative cost of carry was excluded from operating earnings and operating earnings per share. The components of the negative cost of carry are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense, net investment income, and general and administrative expenses. On and after the Acquisition Date, the interest expense and general and administrative expenses associated with the permanent financing are no longer excluded from operating earnings or operating earnings per share.

•	In the first quarter of 2014, Aetna incurred a loss on the early extinguishment of long-term debt of $59.7 million ($91.9 million pretax) related to the redemption of its 6.0% senior notes due 2016.

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In the fourth quarter of 2012, Aetna recorded a charge of $78.0 million ($120.0 million pretax) related to the settlement of purported class action litigation regarding Aetna's payment practices related to out-of-network health care providers. That charge included the estimated cost of legal fees of plaintiffs' counsel and the costs of administering the settlement. In the first quarter of 2014, Aetna exercised its right to terminate the settlement agreement. As a result, Aetna released the reserve established in connection with the settlement agreement, net of amounts due to the settlement administrator, which reduced first quarter 2014 other general and administrative expenses by $67.0 million ($103.0 million pretax).

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In the third quarter of 2013, pursuant to contractual rights exercised by the contract holder, an existing group annuity contract converted from a participating to a non-participating contract. Upon conversion, Aetna recorded $54.1 million of non-cash group annuity conversion premium for this contract and a corresponding $54.1 million non-cash benefit expense on group annuity conversion for this contract during the third quarter of 2013.

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In the second quarter of 2013, Aetna reduced the reserve for anticipated future losses on discontinued products by $55.9 million ($86.0 million pretax). Aetna believes excluding any changes in the reserve for anticipated future losses on discontinued products from operating earnings provides more useful information as to its continuing products and is consistent with the treatment of the operating results of these discontinued products, which are credited or charged to the reserve and do not affect Aetna's operating results.

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In 2008, as a result of the liquidation proceedings of Lehman Re Ltd. ("Lehman Re"), a subsidiary of Lehman Brothers Holdings Inc., Aetna recorded an allowance against its reinsurance recoverable from Lehman Re of $27.4 million ($42.2 million pretax). This reinsurance was placed in 1999 and was on a closed book of paid-up group whole life insurance business. In the second quarter of 2013, Aetna sold its claim against Lehman Re to an unrelated third party (including the reinsurance recoverable) and terminated the reinsurance arrangement. Upon the sale of the claim and termination of the arrangement, Aetna reversed the related allowance thereby reducing second quarter 2013 other general and administrative expenses by $27.4 million ($42.2 million pretax) and recognized a $4.7 million ($7.2 million pretax) gain on the sale in fees and other revenue.

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Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

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Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under GAAP, refer to the tables on pages 8 through 10 and 12 of this press release.

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(2) Net Income refers to net income attributable to Aetna reported in Aetna's GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to operating earnings, operating earnings per share, net income and net income per share are based upon net income attributable to Aetna, which excludes amounts attributable to non-controlling interests.

(3) Operating revenue excludes net realized capital gains and losses, interest income on the proceeds of the transaction-related debt, the gain on sale of a reinsurance recoverable from Lehman Re and premium from a group annuity contract conversion as noted in (1) above. Refer to the tables on pages 9, 10 and 12 of this press release for a reconciliation of operating revenue to total revenue calculated under GAAP.

(4) Projected 2014 operating earnings per share exclude from net income estimated after-tax amortization of other acquired intangible assets of approximately $157 million ($241 million pretax), projected integration-related costs related to the Coventry and InterGlobal acquisitions, any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. After-tax amortization of other acquired intangible assets relates to Aetna's acquisition activities, including Coventry and InterGlobal. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than projected integration-related costs related to the Coventry and InterGlobal acquisitions) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected full-year 2014 operating earnings per share reflect the low end of a range of 359 million to 360 million weighted average diluted shares.

(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from operating revenues or operating expenses, as noted in (1) above. For a reconciliation of this metric to the comparable GAAP measure refer to page 10 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense and income taxes. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Aetna's Government MBR is the combined MBR of its Medicare and Medicaid businesses.

(8) Operating revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

(9) Aetna's Corporate Financing segment is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The net loss of the Corporate Financing segment includes interest expense on Aetna's outstanding debt and the financing components of Aetna's pension and other postretirement benefit plan expenses (benefits). As described in (1) above, the operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. Prior to the Acquisition Date, the Corporate Financing segment operating loss excluded the interest expense components of transaction-related costs. Since the Acquisition Date, the Corporate Financing segment operating loss has included the interest expense component of transaction-related costs.

(10) Represents members in consumer-directed health plans included in Commercial medical membership.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share, operating earnings per share accretion related to the acquisition of Coventry, amortization of other acquired intangible assets, and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the implementation of health care reform legislation, including collection of health care reform fees, assessments and taxes through increased premiums; the implementation of health insurance exchanges; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); and increased pharmacy costs (including in our health insurance exchange products)); the profitability of our public health insurance exchange and Medicare Advantage products, where membership is greater than our initial projections and may have more adverse health status and/or higher medical benefit utilization than we projected; our ability to achieve the synergies and value creation contemplated by the Coventry acquisition; our ability to effectively integrate Coventry's businesses; the diversion of management time on Coventry integration-related issues; our ability to offset Medicare Advantage and PDP rate pressures; and changes in our future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will continue to significantly impact our business operations and financial results, including our pricing and medical benefit ratios. Components of the legislation will be phased in over the next several years, with the most significant changes occurring in 2014, and we will

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be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including aspects of public health insurance exchanges, Medicaid expansion, enforcement related reporting for the individual and employer mandates, and reinsurance, risk corridor and risk adjustment, require further guidance and clarification at the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure)); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); our ability to diversify our sources of revenue and earnings (including by expanding our direct-to-consumer sales and capabilities and our foreign operations), transform our business model, develop new products and optimize our business platforms; the success of our HealthagenSM, Accountable Care Solutions and health information technology initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; failure to adequately implement health care reform; reputational or financial issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the outcome of various litigation and regulatory matters, including audits, challenges to our minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; our ability to successfully integrate our businesses (including Coventry, the InterGlobal group and other businesses we may acquire in the future) and implement multiple strategic and operational initiatives simultaneously; our ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to us; our ability to develop and maintain relationships (including collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to demonstrate that our products lead to access to quality care by our members; our ability to maintain our relationships with third-party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; the ability to successfully complete the implementation of our agreement with CVS Caremark Corporation on a timely basis and to achieve projected operating efficiencies for the agreement; a downgrade in our financial ratings; and adverse impacts from any failure to raise the U.S. Federal government's debt ceiling or any sustained U.S. Federal government shut down. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2013 Annual Report on Form 10-K ("Aetna's 2013 Annual Report") on file with the Securities and Exchange Commission (the "SEC"). You also should read Aetna’s 2013 Annual Report and Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, each on file with the SEC, and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition.